Exhibit (d)(10)

April 28, 2018

Mr. Bruce Rosenberg

Treasurer

State Street Navigator Securities Lending Trust

c/o SSGA Funds Management, Inc.

One Lincoln Street

Boston, Massachusetts 02111

RE:	State Street Navigator Securities Lending Trust Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to State Street Navigator Securities Lending Portfolio I (the “Fund”), a series of State Street Navigator Securities Lending Trust (the “Trust”), agrees to waive up to the full amount of the advisory fee payable by the Fund, and/or (ii) to reimburse the Fund for expenses to the extent that the Fund’s Total Annual Fund Operating Expenses (exclusive of non-recurring account fees and/or extraordinary expenses) do not exceed the following percentage of average daily net assets on an annual basis with respect to the Fund until the Expiration Date:

Fund Name	Expense Limitation	Expiration Date
State Street Navigator Securities Lending Portfolio I	0.042%	October 31, 2018

The above stated fee waiver and/or expense reimbursement arrangement (i) supersedes any prior fee waiver and/or expense reimbursement arrangement the Fund and (ii) may only be terminated during the relevant period with the approval of the Fund’s Board of Trustees. SSGA FM and each Fund Officer are authorized to take such actions as any one of them deems necessary and appropriate to continue the above stated waiver and/or expense reimbursement for additional periods, including of one or more years, after the Expiration Date.

If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	Director and President

Accepted and Agreed:

State Street NAVIGATOR SECURITIES LENDING TRUST,

on behalf of the State Street Navigator Securities Lending Portfolio I

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer